Law Offices of
Tolins & Lowenfels
12 East 49th Street
New York, NY 10017

(212) 421-1965
(212) 888-7706 - FAX

October 7, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:       International Thoroughbred Breeders, Inc. - File No. 0-9624

Dear Sirs:

     Enclosed please find five preliminary copies of the notice, proxy statement and form of proxy to be furnished to securities holders of the captioned company in connection with its annual meeting of stockholders to be held on December 20, 1994. The filing fee of $125 has previously been forwarded to you. The anticipated date of release of definitive copies of the enclosed material is November 1, 1994.

     In compliance with Instruction 5 of Item 10 of the Proxy Rules, please be advised that the management options being voted on by the shareholders will be issued (if approved) to five individuals who will be required to represent they are acquiring the options (and upon exercise, the underlying shares) for investment and not with a view to distribution. The options are non-transferable except pursuant to the laws of descent and distribution and any shares issued upon exercise thereof will be appropriately legended. In addition, transfer stops will be placed against such shares. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act of 1933.

     Please call the undersigned collect with respect to any comments you may have on or before October 18, 1994.

     Please acknowledge receipt of the enclosed on the copy of this letter enclosed for your convenience and return it in the envelope provided.

Very truly yours,
/s/ Roger A. Tolins
Roger A. Tolins

VIA EDGAR

RECEIPT of the above is hereby acknowledged this 7th day of October, 1994
Securities and Exchange Commission

INTERNATIONAL THOROUGHBRED BREEDERS, INC.
P.O. BOX 1232
CHERRY HILL, NEW JERSEY 08034
(609) 488-3838

Notice of Annual Meeting of Stockholders

December 20, 1994

     The Annual Meeting of Stockholders of International Thoroughbred Breeders, Inc. (the "Company") will be held in The Phoenix Room at Garden State Park, Route 70 and Haddonfield Road, Cherry Hill, New Jersey 08034 on Tuesday, December 20, 1994 at 10:00 A.M. (EST) for the purpose of considering and acting upon the following matters:

     1.   Election of directors for the ensuing year (Proposal One).

     2. Ratification of Adoption of 1994 Employees' Stock Option Plan (Proposal Two).

     3.   Ratification of Option Grants to President of International
Thoroughbred Gaming           Development Corporation (Proposal Three).

     4. Such other business as may properly come before the meeting or any adjournment thereof.

     Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on October 21, 1994 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

     Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.


By Order of the Board of Directors

/s/ Arthur Winkler
Arthur Winkler
President

Dated:  Cherry Hill, New Jersey 08034
October 24, 1994

PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

PROXY STATEMENT

INTERNATIONAL THOROUGHBRED BREEDERS, INC.
P.O. BOX 1232
CHERRY HILL, NEW JERSEY 08034
(609) 499-3838

     This Proxy Statement of International Thoroughbred Breeders, Inc. a Delaware corporation (the "Company") is first being mailed to Stockholders on or about November 1, 1994 in connection with the solicitation of proxies by the Company and the Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on December 20, 1994 at The Phoenix Room, Garden State Park, Route 70 and Haddonfield Road, Cherry Hill, New Jersey 08034 at 10:00 A.M. (EST).

     Accompanying this Proxy Statement is a Notice of Annual meeting of Stockholders and a form of Proxy for such meeting. A copy of the Company's Annual Report for the year ended June 30, 1994 including financial statements with respect to such year has also been mailed to each stockholder of record entitled to notice of and to vote at the meeting. All proxies which are properly filled in, signed and returned to the Company in time will be voted in accordance with the instructions thereon. Such proxies may be revoked by any stockholder giving the same prior to the exercise thereof. Stockholders not attending the meeting may revoke their proxies prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire. The Board of Directors has fixed the close of business on October 21, 1994 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof.

     The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefor) to solicit proxies personally, and by telephone and telegraph. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $1,000. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so.

VOTE REQUIRED, PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

     The presence, in person or by proxy, of the holders of at least one-third of the outstanding voting shares of the Company is necessary to constitute a quorum at the meeting. Election of directors (Proposal One), ratification of the adoption of the 1994 Employees' Stock Option Plan (Proposal Two) and ratification of the grant of options to the President of the Company's International Thoroughbred Gaming Development Corporation subsidiary (Proposal Three), each requires the affirmative vote of a majority of the votes cast by the holders of Common Stock present in person or by proxy at the meeting. As of the record date, the Company had shares of its Common Stock outstanding, the holders of which are entitled to one vote per share.

The following table sets forth, as of September 30, 1994, the number of shares of the Company's Common Stock owned beneficially to the knowledge of the Company, by each beneficial owner of more than 5% of such Common Stock, by each director owning shares and by all Officers and Directors of the Company as a group. The percentages have been calculated on the basis of treating as outstanding for purposes of computing the percentage ownership of a particular individual, all shares of the Company's Common Stock outstanding as of such date.


                                                    Series A Convertible
                         Common Stock                 Preferred Stock

                         Amountand                Amountand
                         Nature of                Nature of
Name and Address         Beneficial   Percent     Beneficial     Percent
Beneficial Owner         Ownership    of Class    Ownership      of Class


5% Owners
Robert J. Quigley        4,329,846 shs  45.3%          0              0
Retama Park              (1)(2)
P.O. Box 600
San Antonio, Tx 78292

Robert E. Brennan        4,324,016 shs  45.3%          0              0
50 Broadway              (2)
New York, NY 10004

Ronald Riccio            1,090,731 shs  11.4%          0              0
Seton Hall University    (3)
Newark, NJ 07102

Other Directors
Joseph K. Fisher         800 shs        -%             0              0
Kerry B. Fitzpatrick     1,274 shs      -%             0              0
Arthur Winkler           121 shs        -%             0              0

All Officers and
Directors as a Group     5,423,096 shs  56.8%          0              0
                        (1)(2)(3)(4)

(1) Includes 5,830 shares of Common Stock which are owned of record and beneficially by Mr. Quigley.

(2) Includes 4,324,016 shares of Common Stock owned of record by Robert E. Brennan. Mr. Brennan has given Mr. Quigley an irrevocable proxy expiring on December 31, 1994 to vote such shares, and has also agreed not to sell, assign, hypothecate, pledge or transfer any of such shares during the period the proxy is in effect without Mr. Quigley's consent.

(3) Includes 1,090,731 shares of Common Stock which are owned of record by Mr. Riccio as the sole trustee of The Family Investment Trust. The grantor of the Trust is Mr. Brennan and the sole beneficiaries are the three adult sons of Mr. Brennan. Mr.Brennan disclaims beneficial ownership of the shares owned by The Family Investment Trust.

     (4) Includes 324 shares of Common Stock owned of record and beneficially by two officers.

     The Company's officers and directors owning and having the right to vote shares of the Company's outstanding Common Stock have stated their intention to vote their shares of Common Stock FOR the nominees for election as directors (Proposal One), FOR the ratification of the adoption of the 1994 Employees' Stock Option Plan (Prosposal Two) and FOR the ratification of the grant of options to the President of the Company's International Thoroughbred Gaming Development Corporation subsidiary (Proposal Three).

ACTION TO BE TAKEN AT THE MEETING
ELECTION OF DIRECTORS
(Proposal One)

     Seven directors of the Company are to be elected at the meeting, each to serve until the next Annual Meeting and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of the persons named below who are nominees for election and authority to vote for the election of directors shall be deemed granted unless specifically withheld. Management has no reason to believe that any of the nominees for the office of director will not be available for election as a director. However, should any of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person as Management may recommend. The Company does not have a nominating committee. During the fiscal year ended June 30, 1994, the Company's board of directors held a total of meetings.

NOMINEES FOR ELECTION OF DIRECTORS

Name                         Age  Position            Position with
                                  held since          Company
Robert E.Brennan(1)(2)       50   December, 1982     Chairman of the Board
                                  April, 1988        Chief Executive Officer

Arthur Winkler (2)(5)        50   September, 1987    Director
                                  April, 1988        Vice President
                                  July, 1992         Chief Operating Officer
                                                     President

Charles Dees, Jr.            55   April, 1988        Director
(3)(4)(5)(6)

Joseph K. Fisher             47   March, 1985        Director
(1)(3)

Kerry B. Fitzpatrick         54   October, 1980      Director
(2)(4)

Ronald J. Riccio             48   March, 1985        Director
(1)(3)(4)(6)

Robert J. Quigley            65   October, 1980      Director
(4)

     (1) Member of Audit Committee
     (2) Member of Executive Committee
     (3) Member of Related Party Transactions Committee
     (4) Member of Executive Compensation Committee
     (5) Member of Litigation Committee
     (6) Member of Stock Option Committee

     The Audit Committee and the Executive Committee were established in March, 1985 and the Related Party Transactions Committee in February, 1986. The Litigation Committee was established in October, 1992, the Executive Compensation Committee was established in May, 1993 and the Stock Option Committee was established in June 1994.

     The Audit Committee periodically confers with the Company's independent auditors concerning the Company's accounting systems and the maintenance of its books and records, reviews the scope of the audit of the Company's financial statements and the results thereof and performs other services.

     The Litigation Committee reviews litigation matters of the Company on a periodic basis.

     The Executive Committee, subject to the limitations of the Delaware Corporation Law (which without an enabling resolution from the Board of Directors, prohibits the Committee from authorizing a dividend, issuing stock or merging the Company), possesses all other powers of the Board of Directors in the management and direction of the business and affairs of the Company.

     The Related Parties Transactions Committee meets periodically to review and approve any related party transactions considered and/or accepted by the Company's management.

     The Executive Compensation Committee reviews and recommends actions regarding executive compensation.

     The Stock Option Committee is responsible for the administration of the employee stock option plan.

     The following executive officers of the Company are not directors of the Company nor Nominees for election as a director.

                                                    Position
          Name          Age       Officer Since     With Company

William H. Warner        49       December, 1983    Treasurer
Christopher C. Castens   43       April, 1987       Secretary

PRINCIPAL OCCUPATIONS OF NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS DURING PAST FIVE YEARS

     The following is a brief account of the business experience of each of the Company's executive officers and directors during the past five year.

NOMINEES FOR DIRECTORS

     Robert E. Brennan has been principally engaged for the past five years as the sole stockholder (and until September, 1986, as Chief Executive Officer and Chairman of the Board) of the investment banking firm of First Jersey Securities, Inc. ("First Jersey"). He is presently also a director of First Jersey. Mr. Brennan is also the controlling stockholder and a director of FJS Properties, Inc., the Managing General Partner of FJS Properties Fund I, LP, a publicly owned limited partnership formed to acquire, own and operate real estate investments. Mr. Brennan was elected a director and Chairman of the Board of the Company in December, 1982 and Chief Executive Officer in April of 1988. Mr. Brennan is Chairman of the Board of Regents of Seton Hall University.

     Arthur Winkler is an attorney who served as an Assistant Commissioner of the New Jersey Department of Education from March, 1979, until August, 1980 and as House Counsel at the New Jersey Sports and Exposition Authority (The Meadowlands) from August, 1980, until July, 1983. He joined the Company in July, 1983 and served as Director of Administration for the Garden State Park subsidiary until his resignation in October, 1986. In October, 1986 Mr. Winkler became President and Chief Executive Officer of Winkler Capital Management, Inc., Lawrenceville, New Jersey. He currently retains this position although that company is no longer actively conducting business. In May 1987, Mr. Winkler became an associate of the Flemington, N. J. law firm of Schaff, Motiuk, Gladstone, Moeller and Ligorano. In March, 1988, when Mr. Winkler rejoined the Company, he resigned as an associate of the law firm and became "of counsel" to said law firm. That relationship terminated on November 1, 1990. He was elected Director of the Company in September, 1987 and Vice President and Chief Operating Officer of the Company in April, 1988. Effective July 1992, Mr. Winkler succeeded Robert J. Quigley as President of the Company as well as its Garden State Park subsidiary.

     Dr. Charles R. Dees, Jr. is currently Vice President of Institutional Advancement at Fairleigh Dickinson University. Dr. Dees had been principally engaged during the preceding five years as Vice Chancellor for University Affairs at Seton Hall University in South Orange, New Jersey. He is not actively engaged in the business of the Company.

     Joseph K. Fisher has been principally engaged for the past five years as President and Chief Executive Officer of Fisher and Company, a New York City advertising agency. He is not actively engaged in the business of the Company.

     Kerry B. Fitzpatrick was principally engaged as chief executive of Southlake (NJ) Thoroughbred Services, a thoroughbred management and consulting firm and as managing general partner of the Southlake (NJ) Stable, a thoroughbred racing stable, in 1980 prior to his election as President and Chief Executive Officer of the Company. Mr. Fitzpatrick was elected to the Board of Trustees of the Pennsylvania Horse Breeders Association for a three year term commencing May of 1986. Mr. Fitzpatrick devoted all of his working time to the business of the Company until his resignation as President and Chief Executive Officer in the third quarter of fiscal 1988 for medical reasons. He continues to serve as a Director of the Company and is on a paid disability leave of absence but remains available to the Company for consultation.

     Robert J. Quigley was General Manager-Racing for the New Jersey Sports and Exposition Authority (The Meadowlands) for more than the preceding five years until May, 1983 when he commenced to serve on a full-time salaried basis as Vice President of the Company and President and Chief Executive Officer of its Garden State Park subsidiary. He was also the President and Chief Executive Officer of the Company's subsidiaries which owned and operated Philadelphia Park. In April, 1988, Mr. Quigley was elected President of the Company. Effective July 1992, Mr. Quigley resigned his positions to become president and chief operating officer of Retama Park Association, Inc., engaged in constructing a new racetrack facility in San Antonio, Texas. Mr. Quigley continues to serve as a member of the Company's board of directors.

     Ronald J. Riccio is currently Dean of the School of Law at Seton Hall University, a position he assumed effective July 1, 1988. He was principally engaged for the preceding five years as a practicing attorney and a member of the New Jersey law firm of Robinson, Wayne, Levin, Riccio and LaSala. He is not actively engaged in the business of the Company.

LEGAL PROCEEDINGS INVOLVING DIRECTORS

     The Company, certain of its present and former directors, and certain other parties including the Underwriter of the Company's four public offerings from 1983 through 1986 (a broker-dealer firm owned by the Company's Chairman of the Board and principal stockholder), were the defendants in two putative class actions filed in August, 1986 and July, 1987 in the United States District Court for the Southern District of New York. The complaint filed in August, 1986 was also asserted derivatively against all defendants except the Company. The essential allegations of the complaints in the two actions were that the Company's prospectuses utilized in connection with the Company's said four public offerings violated the federal securities laws by containing false and misleading information and omitting to disclose other material information, and that the defendants were liable therefor. The actions sought judgements in amounts equal to approximately $200,000,000 representing the gross proceeds of the Company's said four public offerings, as well as punitive damages against all defendants and treble damages and attorneys' fees against all defendants other than the Company. In fiscal 1988, the U.S. District Court transferred both cases from the Southern District of New York to the District of New Jersey. On June 7, 1988, a consolidated amended complaint was filed by the plaintiffs in the two putative "class action" suits described above, in the United States District Court in Trenton. This complaint was substantially similar to the original suits filed separately except to expand the number of current and former directors as defendants. On July 27, 1989, based upon motions filed by the Company, the United States District Court, District of New Jersey, dismissed some, but not all of the claims asserted in the consolidated amended complaint.

     The factual allegations underlying the remaining claims are that the prospectuses issued in the Company's 1984, 1985 and 1986 public offerings failed to disclose that (a) the profitability of Garden State, and by extension, ITB, was directly dependent upon Garden State's betting handle and attendance; (b) that Garden State's ability to attract customers and betting dollars was limited by the demographics of the population of the Delaware Valley area in which it was based; (c) that the reasonable market potential for Garden State's attendance and betting handle were delimited by the attendance and betting handle of the previous Garden State Park racetrack ("Old Garden State"); (d) that there is a direct ratio between the number of days in a racing meet and the daily attendance and betting handle, i.e., the longer the meet, the smaller the average daily attendance and betting handle;
(e) that based upon its costs of acquisition and construction, in order for Garden State to "break even" on an operating basis, it needed an average on track daily betting handle of at least $1.7 million based on a racing meet of approximately 100 days; (f) that the Old Garden State had not achieved a $1.7 million average daily betting handle since 1971 when the racing meet was only 60 days; that the $1.7 million level was attained prior to the competition from the casinos in nearby Atlantic City; that the Old Garden State's average daily betting handle in 1977, its last year of operation, was less than $1.2 million; and that the average daily betting handle for the Old Garden State's last five years of operation was $1.347 million; (g) that Garden State's revenues would in large part be derived from harness racing meets which had never been held at the Old Garden State; and (h) that both thoroughbred and harness racing were experiencing steep declines in attendance and betting handle both nationally and regionally over the years.

     On October 20, 1993, the United States District Court for the District of New Jersey signed an order granting preliminary approval to a proposed partial settlement of the consolidated class action pending since 1986 against the Company, its officers and directors and various other defendants alleging various violations of federal securities laws and other statutes. Although the Company believes this lawsuit is totally without merit, it has incurred approximately $1,150,000 in legal expense in defending against the lawsuit and would have been required to expend significant additional amounts to continue the defense through trial. Therefore in order to avoid further expense, inconvenience and delay and to dispose of this expensive, burdensome and protracted litigation, the Company executed the proposed partial Settlement Agreement. The proposed partial settlement required the Company to make a $250,000 settlement payment and an additional payment of up to $150,000 contingent upon receipt of future amounts by the Company from its sale of the Philadelphia Park mortgage note. If effectuated, the settlement would dispose of all class claims made against the Company, its officers and directors and all derivative claims made on behalf of the Company against all parties in the litigation. As part of the proposed settlement, the Company's directors and officers' liability insurance carrier will pay $3,125,000 plus an additional $4,125,000 which latter amount is subject to reduction on a dollar for dollar basis in the event of collections from certain non-settling defendants or in the event of collection of any of the above described $150,000 contingency payment. The non-settling defendants include the three underwriters of the above desribed public offerings and the Company's Chairman of the Board and principal stockholder to the extent of any liability imposed on him other than as an officer or director of the Company. On April 12, 1994, an order was entered approving the settlement agreement and entering a final judgement of dismissal of the plaintiffs' claims against the Company and the Director defendants in their capacity as officers and directors of the Company.

     The three underwriter non-settling defendants have appealed the order approving the settlement. In the event the settlement is upset on appeal, the Company intends to continue to vigorously contest this lawsuit.

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES FOR DIRECTOR

     William H. Warner is a certified public accountant and was employed as an audit manager by Mortenson and Associates, P.C., the Company's auditors, for the five years preceding his joining the Company in September, 1983.

     Christopher C. Castens is an attorney who was admitted to practice law in 1978. He had served as house counsel and assistant to the executive vice president of Harness Tracks of America for five years prior to joining the Company in December, 1986 as house counsel.

COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

     Based solely on a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, or representations that no Form 5 were required, the Company believes that with respect to fiscal 1993, all Section 16 (a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its equity securities were timely compiled with.

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee is composed of four Directors of the Company, none of whom are officers of the Company or its Garden State Race Track, Inc. (GSR) subsidiary.

     The Committee is responsible for annually reviewing the compensation paid to all of the officers of the Company and GSR. The Committee develops recommendations with respect to the compensation of these officers and reports these recommendations to the Board of Directors.

     In determining the compensation to be paid to executive officers, the Committee reviews the experience and the performance of the individual executives as well as the Company's overall performance and conditions prevailing in the pari-mutuel industry. The Committee annually examines compensation packages at similar companies in the industry and seeks to provide its executive officers with compensation that will attract, retain and motivate experienced individuals as executive officers. In comparing the Company's compensation to that of other companies, the Committee takes into account the small number of officers of the Company, the responsibilities resulting from the Company being publicly held, the limited forms of compensation it uses, and prevailing industry and geographic factors.

     The Company's executive officers are primarily compensated through their salaries. The Company does not have a formal bonus plan. The 1994 stock option plan directly relates a portion of executive compensation to an increase in the price of the Company's Common Stock.

     Mr. Winkler was appointed as President and Chief Operating Officer of the Company and GSR in June, 1992. His compensation is less than that paid to his predecessor as President of the Company and GSR.

     Analysis of comparable companies indicates that the Company's officers are being compensated at appropriate levels compared to other companies in the industry. The entire management team combined to return the Company to profitability in the fiscal year ended June 30, 1994. The Committee believes that compensation levels are at appropriate levels during the 1995 fiscal year.

Executive Compensation Committee
Charles R. Dees, Jr.
Kerry B. Fitzpatrick
Robert J. Quigley
Ronald J. Riccio

REMUNERATION OF OFFICERS AND DIRECTORS

     The following tables disclose compensation received for the three fiscal years ended June 30, 1994 by the Company's President at the end of the 1994 fiscal year and each executive officer of the Company at the end of the 1994 fiscal year whose aggregate cash compensation in fiscal 1994 exceeded $100,000 (all such executive officers, including the President, are collectively referred to herein as the "Named Executive Officers").

Summary Compensation Table
Name and                 Annual Compensation        Long-Term    All Other
Principal Position       Year     Salary    Bonus   Compensation Compensation
                         ($)       ($)              Awards          ($)(a)
                                                    Options/SARs
                                                    (#)
Arthur Winkler           1994    141,827     0         0            9,627
President                1993    125,000     0         0            9,408
                         1992    100,449     0         0            7,882

(a) In June 1994, Mr. Winkler was awarded options to purchase 275,000 shares of common stock. These options are subject to shareholder approval. (See Proposal Two)

(b) Consists of life insurance premiums paid by the Company with respect to certain term life insurance payable on the officer's death to beneficiaries designated by him and further, includes amounts contributed by the Company to the officer's account under the Company's 401(k) plan. Amounts attributable to such term life insurance are as follows:

     1994 $    1,764
     1993      1,764
     1992      1,764


     Amounts contributed by the Company to the Company's 401(k) plan on behalf of the named executive officer are as follows:

     1994 $    7,863
     1993      7,644
     1992      6,118






COMPENSATION OF DIRECTORS

     For the fiscal year ended June 30, 1994, the Company paid $25,000 in directors fees to each of four directors, namely Mr. Quigley, Dr. Dees and Messrs. Fisher, and Riccio.

EMPLOYEES RETIREMENT PLAN

     During fiscal 1985, the Company adopted an employee retirement and savings profit sharing plan for its non-union employees (as of June 30, 1993 approximately 70) pursuant to Section 401(k) of the Internal Revenue Code. The Company made a contribution with respect to fiscal 1993 and 1994 of $148,897 and $126,159, respectively.

     The Company's basic contribution under the Plan is 4% of each covered employee's compensation for such calendar year. In addition, commencing in fiscal 1986, the Company contributed up to an additional 50% of the first 4% of compensation contributed by any covered employee to the Plan (or up to an additional 2% of compensation). Funds in the Plan become fully vested in six years or in the event of the employee's death and can be withdrawn upon early retirement (attainment of age 59 1/2 and completion of 10 years of service), normal retirement (attainment of age 65) or separation from the Company.

PERFORMANCE GRAPH

     The following information sets forth the cumulative total shareholder return to the Company's shareholders against the cumulative total return of Standard & Poor's 500 Stock Index and a peer group index for the five (5) years ending June 30, 1994. The companies used in the peer group index consist of Bay Meadows Operating Co., Hollywood Park Operating Co., Santa Anita Realty Enterprises and Turf Paradise, Inc. All are publicly traded comapnies known to the Company to be engaged primarily in Thoroughbred racing activities in the continental United States. The information assumes that $100 was invested at the market close on June 30, 1989 and that dividends were reinvested. The data was furnished by Standard & Poor's Compustat Services, Inc.

FISCAL YEAR BASIS:  JUNE
                              Return    Return    Return    Return    Return
Company/Index Name            1990      1991      1992      1993      1994

Intl Thoroughbred Breeders   -50.00     0.00      -42.50    69.57     12.82
S&P 500 Index                 16.49     7.40       13.41    13.63      1.41
Peer Group                   - 6.45     4.15      -21.67    78.25     -4.20

INDEXED/CUMULATIVE RETURNS
                              Base
                              Period    Return    Return    Return
Company/Index Name            1989      1990      1991      1992

Intl Thoroughbred Breeders    100        50.00     50.00     28.75
S&P 500 Index                 100       116.49    125.10    141.88
Peer Group                    100        93.55     97.43     76.32

                              Base
                              Period    Return    Return
Company/Index Name            1989      1993      1994

Intl Thoroughbred Breeders    100        48.75     55.00
S&P 500 Index                 100       161.22    163.49
Peer Group                    100       136.04    130.33

PEER GROUP COMPANIES
Bay Meadows Oper Co
Hollywood Park Inc
Santa Anita Realty Enter
Turf Paradise Inc

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A company operated by the family of Kevin Quigley, son of Robert J. Quigley, former President and Director of the Company, maintains the stable area cafeteria and stable area refreshment stand in the recreation hall at Garden State Park making food and beverage service available for purchase by stable employees. Although Kevin Quigley's company has made investments in the smallwares and some equipment and pays all direct costs in connection with such operations, it uses kitchen equipment permanently installed and owned by Service America at a cost of approximately $445,000, without charge. (Title to this equipment will automatically pass to Garden State Park in the year 2000). These facilities provide three meals per day at prices that are below the outside market prices for the benefit of licensed stable area employees in a restrictive area not opened to the public. These facilities are required to promote good relationships with the horsemen. These operations are customary for racetracks in the industry. The Company believes these arrangements are in its best interest as it believes it is the most economical method to service the stable employees at the track without significant expense or risk to the Company. Effective August 18, 1992, Kevin Quigley became an employee of Garden State Park and devotes 100% of his time to this position.

     In management's opinion, the Company's transactions with related parties as described in this section were in the Company's best interests and were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

RATIFICATION OF ADOPTION OF 1994 EMPLOYEES' STOCK OPTION PLAN
(Proposal Two)

     On June 2, 1994, the Board of Directors adopted the 1994 Employees'
Stock Option Plan ("1994 Plan") reserving an aggregate 475,000 shares of Common Stock for options to be issued under the Plan. On the same date, the Stock Option Committee appointed by the Board to administer the 1994 Plan, granted stock options thereunder to four key employee members of management to purchase the aggregate 475,000 shares of Common Stock reserved for issuance under the 1994 Plan at an exercise price of $5.875 per share (the per share closing price for the Common Stock on the American Stock Exchange on June 2,
1994). The adoption of the 1994 Plan is subject to stockholder approval, which approval is being sought at the December 20, 1994 Annual Meeting of Stockholders. It such approval is not obtained, the options will be cancelled.

DESCRIPTION OF THE 1994 PLAN

     The 1994 Plan which is being submitted for approval by stockholders provides for the grant of options to purchase up to an aggregate 475,000 shares of the Company's Common Stock to employees of the Company and its subsidiaries including officers and directors who are also employees. Under the terms of the 1994 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISOs") under
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not so qualify ("Non-ISOs").


     The 1994 Plan is administered by the Board of Directors or by a Stock Option Committee designated by the Board of Directors. On June 2, 1994, the Board of Directors elected Charles R. Dees, Jr. and Ronald J. Riccio as the members of the Committee. The Board or the Stock Option Committee, as the case may be, has the discretion to determine the eligible employees to whom, and the prices at which, options will be granted; whether such options shall be ISOs or Non-ISOs; the periods during which each option is exercisable; and the number of shares subject to each option. The Board or the Stock Option Committee has the authority to interpret the 1994 Plan and to establish and amend rules and regulations relating thereto.

     Under the 1994 Plan, the exercise price of an option granted thereunder whether designated an ISO or a Non-ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a holder of 10% or more of the Company's outstanding Common Stock, the exercise price shall be at least 110% of such fair market value. Under the 1994 Plan, options must be granted before the June 2, 2004 Termination Date. No option may have a term longer than 10 years (limited to five years in the case of an option granted to a 10% or greater stockholder of the Company). The aggregate fair market value of the Company's Common Stock with respect to which options designated as ISOs are exercisable for the first time by a grantee under the 1994 Plan during any calendar year shall not exceed $100,000. Options under the Plan are non-transferable and must be exercised by an optionee, if at all, while employed by the Company or a subsidiary or within three months after termination of such optionee's employment due to retirement, or within one year of such termination if due to disability or death. Options under the 1994 Plan are non-transferable except in the event of death. The Board or the Stock Option Committee, as the case may be, may, in its sole discretion, cause the Company to lend money to or guaranty an obligation of an employee for the purpose of enabling such employee to exercise an option granted under the 1994 Plan provided that such loan or obligation shall not exceed fifty percent (50%) of the exercise price of such option.

OPTIONS GRANTED UNDER THE 1994 PLAN

     Each of the options granted under the 1994 Plan is exercisable over a term of five years from the date of stockholder approval of the Plan at an exercise price of $5.875 per share and is exercisable by the optionee only while serving as an employee of the Company or one of its subsidiaries. Both ISOs and Non-ISOs were granted under the 1994 Plan. The optionees who were granted these options and the number of shares of Common Stock issuable upon exercise of such options are as follows:

Shares Purchasable Upon Exercise
of
Optionee                 ISOs      Non-ISOs       Total Shares
                                                  Purchasable
Arthur Winkler
(President and
Chief Executive Officer) 17,020   257,980        275,000

William H. Warner
(Treasurer and
Chief Financial Officer) 17,020    57,980         75,000

Richard E. Orbann
(Chief Operating Officer,
Garden State Park)       --        75,000         75,000

Christopher C. Castens
(Secretary)              17,020    32,980         50,000
TOTAL                                            475,000

     With the exception of the grant of options under the 1994 Plan and the grant of options to purchase 1,000,000 shares of Common Stock to the president of the Company's International Thoroughbred Gaming Development Corporation subsidiary, which options are subject to stockholder approval (see Proposal Three herein), the Company has not granted any other employee stock options in the past five years.

TAX INFORMATION

     Assuming stockholder approval of the 1994 Plan, Non-ISOs granted thereunder will constitute nonstatutory stock options and will not qualify for any special tax benefits for the optionee. Although the optionee does not recognize any taxable income at the time of grant, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. With respect to ISOs granted under the 1994 Plan, the optionee does not recognize any taxable income at the time of grant nor at the time of exercise of the option. Upon an optionee's resale of shares purchased upon exercise of an option, any difference between the sale price and the fair market value of such shares on the date of exercise in the case of a Non-ISO or between the sale price and the exercise price in the case of an ISO not subject to a disqualifying disposition, will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     Subject to certain limits on the deductibility of employee remuneration under Section 162(m) of the Code, the Company will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to a Non-ISO but will not be entitled to a tax deduction with respect to an ISO.

     The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

RECOMMENDATION

     The Board of Directors recommends that shareholders vote FOR ratification of the adoption of the 1994 Employee's Stock Option Plan.

RATIFICATION OF OPTION GRANTS TO PRESIDENT OF INTERNATIONAL THOROUGHBRED GAMING DEVELOPMENT CORPORATION (Proposal Three)

     On March 21, 1994 in consideration for the services he had previously performed in connection with attempting to promote and develop casino gaming at Garden State Park on behalf of the Company's International Thoroughbred Gaming Development Corporation ("ITG") subsidiary and his agreement to serve as president of ITG, the Board of Directors authorized the grant to Francis W. Murray of non-transferable options exercisable to purchase an aggregate 1,000,000 shares of the Company's Common Stock. The options are subject to stockholder approval which is being sought at the December 20, 1994 Annual Meeting of Stockholders. The options are exercisable over a term of two years from the date of stockholder approval and only at a time when Mr. Murray is employed by the Company or a subsidiary. Mr. Murray is not compensated for his services by the Company or ITG but does receive expense reimbursement.
The number of shares purchasable by Mr. Murray pursuant to the options and the exercise prices are as follows:

          Number of Shares              Per Share Exercise Price

               200,000                  $12.00
               200,000                  $15.00
               200,000                  $18.00
               200,000                  $21.00
               200,000                  $24.00

     On March 21, 1994, the closing price for the Common Stock on the American Stock Exchange was $7.00 per share.

RECOMMENDATION

     The Board of Directors recommends that shareholders vote FOR ratification of the above option grants to Francis W. Murray.

AUDITORS

     The firm of Mortenson & Associates, P.C., certified public accountants, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the current fiscal year ending June 30, 1995. Said firm has served as the Company's auditors since the Company's inception in October, 1980. Representatives of such firm are not expected to be present at the December 20, 1994 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 1995 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at P.O. Box 1232, Cherry Hill, New Jersey 08034 on or before October 1, 1995.

OTHER MATTERS

     Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

By Order of the Board of Directors

/s/ Arthur Winkler
Arthur Winkler
President

Cherry Hill, New Jersey
October 21, 1994

PROXY                                                                PROXY
This Proxy Is Solicited On Behalf Of The Board Of Directors
INTERNATIONAL THOROUGHBRED BREEDERS, INC.
Annual Meeting of Stockholders - December 20, 1994

         The undersigned, a stockholder of INTERNATIONAL THOROUGHBRED BREEDERS, INC. (the "Company") hereby appoints ROBERT E. BRENNAN and ARTHUR WINKLER and each of them, as proxy or proxies, of the undersigned, with full power of substitution, to vote, in the name, place and stead of the undersigned, with all the powers which the undersigned would possess if personally present, on behalf of the undersigned, all the shares to which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of INTERNATIONAL
THOROUGHBRED BREEDERS, INC. to be held at 10:00 A.M. (EST) on Tuesday,
December 20, 1994 at The Phoenix, Garden State Park, Route 70 and Haddonfield Road, Cherry Hill, New Jersey 08034 and at any and all adjournments thereof. The undersigned directs that the Proxy be voted as follows:

         (1) To elect directors for the ensuing year (Proposal One)

All nominees:
FOR [  ] all nominees listed below    WITHHOLD AUTHORITY [  ]
        (except as marked to the      to vote all nominees
               contrary below)        listed below

         Nominees: Robert E. Brennan, Charles R. Dees, Jr., Joseph K.Fisher, Kerry B. Fitzpatrick, Robert J. Quigley,Ronald J. Riccio, Arthur Winkler

         If it is desired to withhold authority to vote for any individual nominee, check the FOR box above and strike out the name of the nominee for whom you desire to withhold voting authority.


         (2) To ratify the adoption of the 1994 Employees' Stock Option Plan (Proposal Two).


         FOR [  ]       AGAINST [  ]      ABSTAIN [  ]

         (3) To ratify the grant of options to the President of International Thoroughbred Gaming Development Corporation
         (Proposal Three).


         FOR [  ]       AGAINST [  ]      ABSTAIN [  ]

         (4) In their discretion, on all other business that may properly come before the meeting.


         AUTHORITY GRANTED [  ]      AUTHORITY WITHHELD [  ]

This proxy will be voted as directed, but if no instructions are given for any item, this proxy will be voted for that item. Authority to vote for the election of directors shall be deemed granted unless specifically withheld. Discretionary authority is hereby conferred as to all other matters that may come before the meeting. Stockholders who are present at the meeting may withdraw their proxy and vote in person if they so desire.


Dated:                     , 1994




(Signature of Stockholder)


Please sign exactly as name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN AND RETURN THIS PROXY PROMPTLY.

No postage is required if returned in the enclosed envelope and mailed in the United States

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS